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                                                                    EXHIBIT 21.1


                            ArthroCare Corporation
                             List of Subsidiaries


ArthroCare International, Inc.
ArthroCare Foreign Sales Corporation
ArthroCare Corporation Cayman Islands
ArthroCare Deutschland GmbH
ArthroCare, U.K. LTD
ArthroCare Europe, AB
ArthroCare Italy SPA
ArthroCare France, SRL